Exhibit 10.9

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made effective (“Effective Date”) as of April 6, 2015, by and between Adaptimmune, LLC, a wholly-owned subsidiary of Adaptimmune Ltd. (“Company”), and Adrian Rawcliffe of Philadelphia, PA (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have entered into that certain Employment Agreement (the “Employment Agreement”), dated as of February 20, 2015, which sets forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth in this First Amendment;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby amend the Employment Agreement as follows, effective as of the Effective Date:

1.                                    The following Sections 19 and 20 shall be added immediately after Section 18 of the Employment Agreement:

19.                            Withholding; Payment of Taxes.

19.1                    U.S. Income Tax Withholding.  The Company shall withhold from Executive’s compensation from the Company and remit to U.S. federal, state, local, or foreign taxing authorities any income taxes and any other amounts that may be required to be remitted pursuant to U.S. federal, state, local laws, or foreign laws and regulations.

19.2                    UK Taxes.  The Company shall remit, as such taxes become due, any income taxes required by the laws of the United Kingdom (the “UK”) to be paid or withheld from Executive’s compensation in respect of Executive’s services for the Company in the UK.  For purposes of this Section 19.2, income tax shall mean any income taxes, and any other charges, fees, assessments or any other taxes that may be assessed by UK taxing authorities on Executive’s compensation from the Company pursuant to any law of the UK or governmental regulation thereunder.  Notwithstanding the foregoing, social security and Medicare taxes shall be remitted to the United States government, and the Company and Executive shall complete all applicable documentation required to exempt Executive from UK social security taxes.

20.                            Tax Equalization/Tax Indemnity.

20.1                    Generally.  The Company agrees that it shall indemnify Executive for any additional taxes incurred by him as a result of Executive performing services for the Company and its affiliates in the United Kingdom, such that Executive will not incur a greater combined U.S. federal, state, local, and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the

Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company.  Executive’s total compensation under this Agreement will be adjusted to fulfill the tax indemnity provisions of this paragraph (any additional amount payable by the Company to Executive pursuant to this paragraph 20 being a “Tax Indemnity Amount”).  The Company shall also pay or reimburse Executive for the cost of preparing his U.S. federal, state, local, and United Kingdom income tax returns by an accounting firm in order to implement this paragraph 20.  If such income tax return preparation expenses are reimbursed, such reimbursement shall be made no later than December 31 of the year following the year in which the expense is incurred by Executive.

20.2                    Tax Indemnity Adjustments.

20.2.1        Any Tax Indemnity Amount payable to Executive pursuant to this paragraph 20 shall be paid promptly following a determination that such amount is due and in any event, no later than the end of the second calendar year beginning after the calendar year in which the Executive’s U.S. federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax neutrality/tax indemnify payment relates, or, if later, the second calendar year beginning after the latest such calendar year in which the Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax neutrality/tax indemnity payment relates.  Where such additional payments arise due to an audit, litigation or similar proceeding, the payments shall be scheduled and made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1)(v) (relating to the timing of tax gross-up payments).

20.2.2        If for any UK income tax year, (i) amounts withheld from Executive’s compensation by the Company to satisfy applicable UK withholding obligations in respect of Executive’s services in the UK are insufficient to cover such withholding obligations (the “Insufficiency Amount”), and (ii) Executive will receive a foreign tax credit on his U.S. foreign tax return for such withholdings and for any additional amounts Executive pays to the Company or to the United Kingdom tax authorities to cover such insufficiency such that, as a result, Executive will not incur a greater combined U.S. federal, state, local, and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company, Executive shall pay the Insufficiency Amount (or, if less, the part of the Insufficiency Amount such that Executive would not incur a greater combined U.S. federal, state, local, and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company) to the Company within 60 days after the Insufficiency Amount is determined, including without limitation, for the 2015/2016 UK tax year.  Executive shall not be liable to the Company for any penalties, interest or other liabilities assessed by UK taxing authorities against the Company for its failure to withhold sufficient amounts from Executive’s compensation.

2.                                    This First Amendment shall be and is hereby incorporated in and forms a part of the Employment Agreement.

3.                                    Except as amended and set forth herein, the Employment Agreement shall continue in full force and effect.

THE PARTIES TO THIS FIRST AMENDMENT HAVE READ THE FOREGOING FIRST AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS FIRST AMENDMENT ON THE DATES SHOWN BELOW.

Dated:	6 September 2016	/s/ Adrian Rawcliffe
Adrian Rawcliffe

Adaptimmune, LLC

Dated:	9 September 2016	/s/ James Noble
James Noble
Authorized Signatory